Exhibit 99.1

Armstrong World Industries Reports

First Quarter 2019 Results

Key Highlights

•	Net sales of $242.1 million, up 7% versus the prior year quarter
•	Operating income of $54.7 million, up 10% versus the prior year quarter
•	Architectural Specialties segment sales up 24% versus the prior year quarter
•	Adjusted EBITDA grew 17% and Adjusted EPS of $1.10, up 24% versus the prior year quarter

LANCASTER, Pa., April 29, 2019 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions, today reported financial results for the first quarter.

First Quarter Results from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended March 31,
	2019	2018	Change
Net sales	$242.1	$227.3	6.5%
Operating income	$54.7	$49.6	10.3%
Earnings from continuing operations	$36.4	$41.2	(11.7)%
Diluted earnings per share	$0.73	$0.76	(3.9)%

Consolidated net sales increased compared to the prior year quarter, driven by higher volumes in the Architectural Specialties segment, as well as higher Mineral Fiber average unit value (“AUV”), in which both positive like-for-like pricing and positive mix contributed.

Operating income increased over the prior year quarter, driven by positive Mineral Fiber AUV and volume growth in the Architectural Specialties segment, partially offset by higher SG&A expenses, including approximately $20 million relating to legal and professional fees incurred by the Company in connection with the conclusion of the Rockfon litigation matter, as well as costs, expenses and attorney’s fees paid under the related settlement agreement.

“Our first quarter results reflect a solid start to the year highlighted by strong Mineral Fiber AUV, Architectural Specialties growth and manufacturing productivity, all of which offset softer Mineral Fiber segment volume due to timing related issues,” said Vic Grizzle, President and CEO of AWI. “I’m especially pleased with another quarter of greater than 20% growth in our Architectural Specialties business and our acquisition of Architectural Component’s Group, Inc., one of the leading wood product companies in our industry.”

Additional (non-GAAP*) Financial Metrics from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended March 31,
	2019	2018	Change
Adjusted EBITDA	$92	$79	16.9%
Adjusted net income	$54	$48	14.3%
Adjusted diluted earnings per share	$1.10	$0.88	24.3%
Adjusted free cash flow	$18	$4	394.6%

*

The Company uses the above non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of certain discrete expenses and income.  Examples include plant closures, restructuring actions, separation costs, environmental site expenses and related insurance recoveries, and other large unusual items outside of the normal course of our business operations. The Company excludes U.S. pension plan impact in the non-GAAP results as it represents the actuarial net periodic benefit cost recorded, while for all periods presented, the Company was not required and did not make cash contributions to the U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation. Adjusted free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, legacy environmental matters and litigation. Adjusted figures are reported using the actual exchange rate for 2019, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2019	2018	Change
Adjusted EBITDA
Mineral Fiber	$82	$70	17.1%
Architectural Specialties	10	9	14.5%
Consolidated Adjusted EBITDA	$92	$79	16.9%

Consolidated adjusted EBITDA improved 17% in the first quarter when compared to the same prior year period, driven by favorable AUV fall-through to profit in the Mineral Fiber segment and volume growth in the Architectural Specialties segment.

First Quarter Segment Highlights

In connection with the announced sale of the EMEA and Pacific Rim businesses, the EMEA and Pacific Rim segments have been excluded from results of continuing operations. As a result, the Company’s operating segments are as follows: Mineral Fiber, Architectural Specialties and Unallocated Corporate.

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2019	2018	Change
Net sales (as reported)	$196.7	$190.7	3.1%
Operating income (as reported)	$47.6	$43.7	8.9%
Adjusted EBITDA	$82	$70	17.1%

Net sales in Mineral Fiber grew from AUV expansion of 10% versus the prior year quarter.

Operating income increased, driven mainly by the margin impact of higher sales and higher equity earnings from WAVE, partially offset by higher SG&A expenses and input costs.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2019	2018	Change
Net sales (as reported)	$45.4	$36.6	24.0%
Operating income (as reported)	$9.2	$8.3	10.8%
Adjusted EBITDA	$10	$9	14.5%

Net sales in Architectural Specialties grew primarily from higher sales volume through increased market penetration and new construction activity, as well as the recent acquisitions of Architectural Components Group, Plasterform and Steel Ceilings.

Operating income for the first quarter of 2019 increased due to the positive impact of higher sales volume, partially offset by an increase in expenses from recent acquisitions and additional investments in selling and design capacities.

Unallocated Corporate

Unallocated corporate expense of $2.1 million decreased from $2.4 million of expense in the prior year quarter, primarily due to lower service costs associated with our U.S. pension plan.

Market Outlook and 2019 Guidance

“We’re off to a good start to the year with adjusted EBITDA up 17% and adjusted EBITDA margins up 330 basis points driven by strong AUV and leveraging our scale,” said Brian MacNeal, CFO of AWI. “We continue to expect economic conditions in 2019 to be similar to 2018.  Our 2019 guidance is unchanged and we anticipate sales growth of 7%-10% and adjusted EBITDA growth of greater than 10%.”

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss first quarter results. This event will be broadcast live on the Company's website. To access the call and accompanying slide presentation, go to www.armstrongceilings.com and click Investors. The replay of this event will also be available on the Company's website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, market conditions and guidance, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” section of our report on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended March 31, 2019 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. (AWI) is a global leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions. For more information, visit www.armstrongceilings.com.

Additional forward looking non-GAAP metrics are available on the Company’s website at www.armstrongceilings.com under the Investors tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions, except for per-share amounts, quarterly data is unaudited)

	For the Three Months Ended March 31,
	2019	2018
Net sales	$242.1	$227.3
Cost of goods sold	150.7	156.5
Gross profit	91.4	70.8
Selling, general and administrative expenses	55.6	37.5
Equity earnings from joint venture	(18.9)	(16.3)
Operating income	54.7	49.6
Interest expense	10.4	9.2
Other non-operating (income), net	(5.5)	(9.0)
Earnings from continuing operations before income taxes	49.8	49.4
Income tax expense	13.4	8.2
Earnings from continuing operations	36.4	41.2
Net earnings from discontinued operations, net of tax (benefit) expense of ($0.1) and $1.5	0.5	3.9
Gain (loss) from disposal of discontinued businesses, net of tax (benefit) of $- and ($0.4)	2.2	(17.3)
Net gain (loss) from discontinued operations	2.7	(13.4)
Net earnings	$39.1	$27.8
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	5.3	5.9
Derivative (loss) gain, net	(5.1)	3.8
Pension and postretirement adjustments	2.8	1.8
Total other comprehensive income	3.0	11.5
Total comprehensive income	42.1	39.3
Earnings per share of common stock, continuing operations:
Basic	$0.75	$0.78
Diluted	$0.73	$0.76
Earnings (loss) per share of common stock, discontinued operations:
Basic	$0.05	$(0.25)
Diluted	$0.05	$(0.25)
Net earnings per share of common stock:
Basic	$0.80	$0.53
Diluted	$0.78	$0.51
Average number of common shares outstanding:
Basic	48.7	53.0
Diluted	49.5	53.8

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net sales to external customers
Mineral Fiber	$196.7	$190.7
Architectural Specialties	45.4	36.6
Total net sales to external customers	$242.1	$227.3

	Three Months Ended
	March 31,
	2019	2018
Segment operating income (loss)
Mineral Fiber	$47.6	$43.7
Architectural Specialties	9.2	8.3
Unallocated Corporate	(2.1)	(2.4)
Total consolidated operating income	$54.7	$49.6

Selected Balance Sheet Information

(Amounts in millions)

	March 31, 2019	December 31, 2018
Assets
Current assets	$749.0	$752.8
Property, plant and equipment, net	510.5	501.0
Other noncurrent assets	683.1	619.7
Total assets	$1,942.6	$1,873.5
Liabilities and shareholders’ equity
Current liabilities	$589.9	$549.5
Noncurrent liabilities	1,072.4	1,062.8
Equity	280.3	261.2
Total liabilities and shareholders’ equity	$1,942.6	$1,873.5

Selected Cash Flow Information

(Amounts in millions)

(Unaudited)

	For the Three Months Ended March 31,
	2019	2018
Net earnings	$39.1	$27.8
Other adjustments to reconcile net earnings to net cash provided by operating activities	(0.9)	20.9
Changes in operating assets and liabilities, net	(23.5)	(22.7)
Net cash provided by operating activities	14.7	26.0
Net cash (used for) provided by investing activities	(38.0)	5.8
Net cash (used for) financing activities	(29.9)	(64.2)
Effect of exchange rate changes on cash and cash equivalents	1.3	(0.3)
Net increase in cash and cash equivalents	(51.9)	(32.7)
Cash and cash equivalents at beginning of year	335.7	159.6
Cash and cash equivalents at end of period	$283.8	$126.9

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, U.S. pension plan income/expense, separation costs and certain other gains and losses. The Company excludes U.S. pension income/expense in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded as a component of operating income and for all periods presented, the Company was not required and did not make cash contributions to the U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2019. Adjusted free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, legacy environmental matters and litigation. The Company believes adjusted free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions and divestitures. Adjusted figures are reported in comparable dollars using the actual exchange rate for 2019. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

In the following charts, numbers may not sum due to rounding.

Consolidated Results From Continuing Operations – Adjusted EBITDA

	For the Three Months Ended March 31,
	2019	2018
Earnings from continuing operations, Reported	$36	$41
Add: Income tax expense, as reported	13	8
Earnings before tax, Reported	$50	$49
Add: Interest/other income and expense, net	5	-
Operating Income, Reported	$55	$50
Add: U.S. Pension Cost(1)	1	1
Add: Litigation Expense	20	-
Add: Cost Reduction Initiatives	-	1
Add: Net Proforma International Allocations, Other	-	3
Add: Net Environmental Expenses (Recoveries)	-	1
Operating Income, Adjusted	$76	$56
Add: D&A	16	23
Adjusted EBITDA	$92	$79

(1) U.S. pension expense represents only the service cost related to the U.S. pension plan that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation.

Mineral Fiber

	For the Three Months Ended March 31,
	2019	2018
Operating Income, Reported	$48	$44
Add: Litigation Expense	20	-
Add: Cost Reduction Initiatives	-	1
Add: Net Proforma International Allocations, Other	-	2
Add: Net Environmental Expenses (Recoveries)	-	1
Operating Income, Adjusted	$67	$48
Add: D&A	15	22
Adjusted EBITDA	$82	$70

Architectural Specialties

	For the Three Months Ended March 31,
	2019	2018
Operating Income, Reported	$9	$8
Add: D&A	1	1
Adjusted EBITDA	$10	$9

Unallocated Corporate

	For the Three Months Ended March 31,
	2019	2018
Operating (Loss), Reported	$(2)	$(2)
Add: U.S. Pension Expense (1)	1	1
Add: Net Proforma International Allocations, Other	-	1
Operating (Loss), Adjusted	$(1)	$-
Add: D&A	1	-
Adjusted EBITDA	$-	$-

(1) U.S. pension expense represents only the service cost related to the U.S. pension plan that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation.

Adjusted Free Cash Flow

	For the Three Months Ended March 31,
	2019	2018
Net cash provided by operations	$15	$26
Add (Less): Net cash (used for) provided by investing	(38)	6
Add: Acquisitions, net	43	-
Add: Litigation, net	3	-
(Less): Environmental (Recoveries), net (1)	(5)	(28)
Adjusted Free Cash Flow	$18	$4

(1) Prior year Adjusted Free Cash Flow did not adjust for Environmental Recoveries in the first quarter.

Consolidated Results From Continuing Operations – Adjusted Diluted Earnings Per Share

	For the Three Months Ended March 31,
	2019		2018
	Total	Per Diluted Share(1)	Total	Per Diluted Share(2)
Earnings from continuing operations, As Reported	$36	$0.73	$41	$0.76
Add: Income tax expense, as reported	13		8
Earnings from continuing operations before income taxes, As Reported	$50		$49
(Less): U.S. Pension (Credit) (2)	(2)		(6)
Add: Litigation Expense	20		-
Add: Cost Reduction Initiatives	-		8
Add: Net Proforma International Allocations, Other	-		3
Add: Net Environmental Expenses (Recoveries)	-		1
Adjusted earnings from continuing operations before income taxes	$68		$56
(Less): Income tax expense, as reported (3)	(13)		(8)
Adjusted net income	$54	$1.10	$48	$0.88

(1) Based on 49.5 million diluted shares outstanding for the three months ended Mar 31, 2019 and 53.8 million diluted shares for the three months ended Mar 31, 2018.

(2) U.S. pension (credit) represents the entire actuarial net periodic pension (credit) cost recorded as a component of earnings from continuing operations. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation.

(3)Prior year EPS was calculated at an adjusted rate of 25% resulting in $14M of income tax expense and an EPS of $0.79.  We are now reflecting the actual tax expense of $8M in our EPS calculation.